Exhibit 23.1

The Board of Directors
Enterprise Bancorp, Inc.
222 Merrimack Street
Lowell, MA 01852

We consent to the incorporation by reference in the registration statement on Form S-8 of Enterprise Bancorp, Inc. of our report dated March 16, 2009, with respect to the consolidated balance sheets of Enterprise Bancorp, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting, which reports are incorporated by reference herein.

/s/ KPMG LLP

Boston, Massachusetts
May 6, 2009